EXHIBIT 10.4.3

EXECUTION VERSION

PLANT ALVIN W. VOGTLE NUCLEAR UNITS

AMENDED AND RESTATED OPERATING AGREEMENT

among

GEORGIA POWER COMPANY,

OGLETHORPE POWER CORPORATION

(AN ELECTRIC MEMBERSHIP CORPORATION),

MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA

and

CITY OF DALTON, GEORGIA

Dated as of April 21, 2006

ii

PLANT ALVIN W. VOGTLE NUCLEAR UNITS

AMENDED AND RESTATED OPERATING AGREEMENT

THIS PLANT ALVIN W. VOGTLE NUCLEAR UNITS AMENDED AND RESTATED OPERATING AGREEMENT, dated as of April 21, 2006, is among GEORGIA POWER COMPANY, a corporation organized and existing under the laws of the State of Georgia (“GPC”), OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation organized and operating under the laws of the State of Georgia (“OPC”), the MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, a public body corporate and politic and an instrumentality of the State of Georgia (“MEAG”), and the CITY OF DALTON, GEORGIA, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners (“Dalton”) (GPC, OPC, MEAG and Dalton being hereinafter individually called a “Party” and collectively called the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties have heretofore entered into an agreement entitled PLANT ALVIN W. VOGTLE NUCLEAR UNITS NUMBERS ONE AND TWO PURCHASE AND OWNERSHIP PARTICIPATION AGREEMENT dated August 27, 1976, as amended (the “Existing Units Ownership Agreement”), providing for the ownership by GPC, OPC, MEAG and Dalton of undivided ownership interests (as provided therein), respectively, in two 1150 MW maximum rated nuclear generating units known as the Alvin W. Vogtle Nuclear Units Numbers One and Two, located near Waynesboro in Burke County, Georgia, therein more particularly identified (individually an “Existing Unit” and collectively the “Existing Units”).

WHEREAS, in connection with the Existing Units Ownership Agreement, the Parties entered into an agreement entitled PLANT ALVIN W. VOGTLE NUCLEAR UNIT NUMBERS

ONE AND TWO OPERATING AGREEMENT dated August 27, 1976 (the “Operating Agreement”), providing for the operation and maintenance of Plant Vogtle with GPC, OPC, MEAG and Dalton sharing in the costs incurred under the Operating Agreement in proportion to their undivided ownership interests.

WHEREAS, the Parties have entered into that certain Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units dated as of May 13, 2005, as amended (the “Development Agreement”), whereby the Parties authorized GPC (as agent) to undertake certain development activities on their behalf and made certain other consents and grants with regard to the development, licensing, construction, operation and maintenance of the Additional Units, among other things;

WHEREAS, pursuant to Section 1.6 of the Development Agreement, the Parties agreed to negotiate in good faith Definitive Agreements, including this Agreement;

WHEREAS, concurrently herewith, the Parties have entered into the agreement entitled PLANT ALVIN W. VOGTLE ADDITIONAL UNITS OWNERSHIP PARTICIPATION AGREEMENT dated as of the date hereof (the “Additional Units Ownership Agreement”) providing for the ownership by GPC, OPC, MEAG and Dalton of undivided ownership interests in the Additional Units; and

WHEREAS, the Parties desire to amend and restate the Operating Agreement in its entirety as provided herein and intend to provide for sole authority for management, control, operation and maintenance of Plant Vogtle (including both the Existing Units and the Additional Units) in all respects not covered by the Ownership Agreements or the Nuclear Managing Board Agreement and for the entitlement and use of capacity and energy from Plant Vogtle and the sharing of the costs thereof by the Parties in accordance with their respective undivided ownership interests, except as otherwise herein provided.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, each of GPC, OPC, MEAG and Dalton hereby agrees as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1                                   Definitions. In addition to the initially capitalized terms and phrases defined in the preamble of this Agreement and except as otherwise defined herein, capitalized terms used herein shall have their respective meanings in the Schedule of Definitions attached hereto as Appendix A.

Section 1.2                                   Interpretations. In this Agreement, unless the context otherwise requires, the singular shall include the plural and any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the term “including” is used in this Agreement in connection with a listing of items included within a prior reference, such listing shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on or exclusive listing of the items included within the prior reference. Any reference in this Agreement to “Section,” “Article,” “Appendix,” “Exhibit” or “Schedule” shall be references to this Agreement unless otherwise stated, and all such Appendices, Exhibits and Schedules are incorporated in this Agreement by reference. In the event that any index or publication referenced in this Agreement ceases to be published, each such reference shall be deemed a reference to a successor or alternate index or publication reasonably agreed to by the

Parties. Unless specified otherwise, a reference to a given agreement or instrument, and all schedules, exhibits, appendices and attachments thereto, shall be a reference to that agreement or instrument as modified, amended, supplemented and restated, and in effect from time to time. Unless otherwise stated, any reference in the Agreement to any entity shall include its permitted successors and assigns, and in the case of any Governmental Authority, any person succeeding to its functions and capacities. The descriptive headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

Section 1.3                                   Construction. In the event of a conflict between the text of this Agreement and any Schedule, Exhibit or Appendix thereto, the terms of this Agreement shall prevail. GPC, OPC, MEAG and Dalton acknowledge that each was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor of or against any of GPC, OPC, MEAG or Dalton because one is deemed to be the author thereof.

Section 1.4                                   Operating Agreement Superseded. This Agreement amends and restates in its entirety the Operating Agreement. Upon the execution and effectiveness of this Agreement, the Operating Agreement will be superseded and replaced by this Agreement and will have no further force or effect.

ARTICLE II

OPERATING AGENT

The Parties hereby irrevocably appoint, subject to Section 6.3 hereof, GPC their agent (the “Agent”) in connection with Plant Vogtle to act on their behalf in the management, control, operation and maintenance of Plant Vogtle. GPC hereby accepts such appointment and agrees that it shall discharge its responsibilities as agent in accordance with Prudent Utility Practice.

ARTICLE III

AUTHORITY AND RESPONSIBILITY FOR OPERATION

Section 3.1                                   Operation. The Agent shall have sole authority and responsibility to manage, control, operate and maintain Plant Vogtle. In respect thereof, the Agent is authorized to take and shall take, in the name and on behalf of the Parties, all reasonable actions which, in the discretion and judgment of the Agent, are deemed necessary or advisable to effect the management, control, operation and maintenance of Plant Vogtle, subject to the applicable provisions of this Agreement and the Ownership Agreements. The Agent shall have no authority under this Agreement to sell or otherwise dispose of any other Party’s energy for such Party’s account, except to the extent provided in Section 5.4 hereof.

Section 3.2                                   Other Contracts. In discharging its obligations as agent hereunder, the Agent shall have the right, on its own behalf and on behalf of the Parties, to provide, or to contract with any of its Affiliates for the purchase of, At Cost, any equipment or facilities or the performance of services, At Cost in connection with Plant Vogtle. In the event the Agent proposes to acquire services for this Agreement from an Affiliate which involve new investment in excess of twenty five million dollars ($25,000,000) (in 2006 dollars utilizing the Gross Domestic Product Implicit Price Deflator as reported in the Survey of Current Business published by the Bureau of Economic Analysis, United States Department of Commerce, Washington, D.C. as a deflator) in physical facilities (other than additions to Plant Hatch or Plant Vogtle) in order for an Affiliate to provide new services to Plant Vogtle other than those services supplied by the resources of GPC or its Affiliates as of the Effective Date, the Agent will confer with the Parties in order to determine whether the Parties are able and willing to participate in such investment and to provide an opportunity for such participation; provided, that the Agent shall endeavor to notify the Parties prior to any new investment in an Affiliate for such services.

Section 3.3                                   Agreements to Recognize Successor Agent. All agreements made by the Agent pursuant to its authority hereunder (except for agreements with Affiliates of the Agent) shall, by their terms, be made assignable by the Agent to any replacement or successor agent pursuant to this Agreement and either of the Ownership Agreements, as applicable. The Agent will use its reasonable best efforts to cooperate fully with any replacement or successor agent to effect the assignment of all such agreements (other than agreements with Affiliates of the Agent) and otherwise to secure for such replacement or successor agent the benefits of any other such agreements (other than agreements with Affiliates of the Agent).

Section 3.4                                   Agreements to Acknowledge Information Rights. The Agent shall cause all third parties to the agreements made by the Agent pursuant to its authority hereunder to acknowledge the information and audit rights of the Parties under this Agreement, the Ownership Agreements and the Nuclear Managing Board Agreement, and to commit to cooperate with the Agent, the Parties and their representatives in connection therewith and to provide information described thereunder (including any information deemed confidential or proprietary) to the Agent, the Parties and their representatives, which shall be held in accordance with Section 9.14 of this Agreement. Information requested by a Party may not be refused on the grounds that such third party claims such information to be proprietary if such Party agrees to execute an agreement satisfactory to any such third party to protect such information from unwarranted disclosure.

ARTICLE IV

OPERATION, RIGHTS AND OBLIGATIONS

Section 4.1                                   Availability of Output. Subject to the further provisions of this Agreement and the provisions of the applicable Ownership Agreement, at any given time the Parties shall each be entitled to the net capacity and net energy output of each Vogtle Unit in proportion to their respective Ownership Interests in such Vogtle Unit.

Section 4.2                                   Scheduling and Dispatching.

(a)                                  The Agent shall have sole authority for the scheduling and dispatching of the output of each of the Vogtle Units and, subject to the further provisions of this Section 4.2, shall schedule and dispatch such output on a continuous economic dispatch basis, to the extent each such Vogtle Unit is capable of such dispatch, in accordance with the Agent’s standard scheduling and dispatching procedures to serve, in part, the electric capacity and energy load within the State of Georgia.

(b)                                 The Parties anticipate that the Additional Units will be scheduled and dispatched at all times to their maximum practicable capability, taking into account license requirements, planned and forced outages (including partial outages) and fuel cycle limitations. If conditions change such that this is no longer the standard mode of scheduling and dispatching the Additional Units, the Parties owning an Ownership Interest in the Additional Units shall negotiate in good faith a new methodology for the scheduling and dispatching of the energy from the Additional Units, including consideration of pseudo-dispatch and direct dispatch by participants, as technology may allow.

(c)                                  Not later than thirty (30) months and not earlier than sixty (60) months prior to any Fuel Period, the Agent shall give each of the other Parties written notification of the estimated operating level during such Fuel Period of the Vogtle Unit to which such Fuel Period relates based upon the economic dispatch of such Vogtle Unit. Any Party with an Ownership Interest in such Vogtle Unit shall have the right to receive during such Fuel Period energy from such Vogtle Unit in excess of its proportionate share of the energy generated by such Vogtle Unit operating on an economic dispatch basis, up to a maximum of such Party’s proportionate share of the energy which could be generated by such Vogtle Unit operating at its maximum practicable capability at any given time, if (i) such Party, not less than six (6) months after receipt of the above-mentioned notification from the Agent, gives the other Parties written notice of its desire to receive such additional energy from such Vogtle Unit and the amount of such additional energy and agrees to be responsible, as of the date of such notice, for any and all additional costs resulting from such increased generation of energy, including all prepayments in connection with the acquisition of nuclear fuel, whether or not it requires or takes the additional energy during the Fuel Period and whether or not any additional energy is generated, and agrees to indemnify and hold the other Parties harmless from and against any and all costs, expenses, liabilities and damages of any kind occasioned in any way by the operation of such Vogtle Unit at such increased level; (ii) such increased operation will not adversely affect the capability of such Vogtle Unit then or in the future; (iii) such Party requiring such increased energy shall take such energy only at such time or times as will not interfere with any other Party’s ability to receive its entitlement to the energy from such Vogtle Unit at the times it would otherwise have received it; and (iv) such increased generation is unanimously agreed to by the other Parties, which such agreement shall not be unreasonably withheld.

Section 4.3                                   Fuel Costs. Each Party shall own an undivided ownership interest in nuclear fuel and shall be responsible for the payment of Fuel Costs for each Vogtle Unit for each Fuel Period in proportion to its respective entitlement to the energy to be generated by such

Vogtle Unit during such Fuel Period as provided in Sections 4.1 and 4.2 of this Agreement. At the beginning of each Fuel Period, the Agent shall deliver to each of the Parties an amortization schedule for the Fuel Costs paid by each Party pursuant to the Ownership Agreements and the amortization rates related to such Fuel Costs for that Fuel Period. The Parties shall provide the Agent with such information as is reasonably required by the Agent to develop the amortization schedules described above. The Agent will provide the Parties with such information as is reasonably required by them in order to account for such amortization on their books. The Agent shall keep an hourly record of the kilowatt-hours of energy delivered to each Party from each Vogtle Unit and shall report such amounts each month.

Section 4.4                                   Transactions With Other Systems. Each Party shall be entitled to dispose of its respective proportionate share or any part thereof of the capacity and energy generated by each of the Vogtle Units through scheduled transactions with one or more of the other Parties or with other systems or agencies.

Section 4.5                                   Metering. The Agent shall install and/or maintain the necessary metering equipment to determine the amounts of net capacity and energy from each Vogtle Unit measured at the high voltage terminals of the Plant Vogtle step-up substation(s). Metering records shall be available at all times to authorized representatives of the Parties. Each meter used pursuant to this Section 4.5 shall, by comparison with accurate standards, be tested and calibrated by the Agent at approximate intervals of twelve months. If a meter shall be found not registering within 1% accuracy, it shall be restored to an accurate condition or an accurate meter shall be substituted. The results of all tests and calibrations shall be open to examination by the Parties and a report of every test shall be furnished immediately to the Parties. Any meter tested and found to be within l% accuracy shall be considered to be accurate. If, as a result of any test, any meter is found to register not within 1% accuracy, the readings of such meter previously taken shall be corrected according to the percentage of inaccuracy so found but no such correction shall extend beyond sixty (60) days previous to the day on which inaccuracy was discovered by such test. If any metering equipment fails to register or if the meter registration is erratic, the capacity and energy produced shall be determined by the Parties. All costs incurred in connection with such metering equipment and compliance with the provisions of this Section 4.5 shall be considered an Operating Cost and as such shall be borne by the Parties in accordance with the provisions of Section 5.1 of this Agreement.

Section 4.6                                   Insurance.

(a)                                  During the period of operation of the Vogtle Units, the Agent shall carry in the name of the Parties as their interests appear insurance covering general public liability, nuclear property (including decontamination), nuclear worker coverage, suppliers and transporters insurance, secondary financial protection, and nuclear liability, in such policies, in such amounts and with such deductible or self-insurance features as is consistent with the Agent’s customary practices and Prudent Utility Practices. Workers’ compensation, either through statutory coverage or self-insurance, will be carried by each of the Parties separately, although GPC’s costs for Plant Vogtle workers’ compensation shall be included in Operating Costs.

(b)                                 The Agent will keep in force such nuclear liability insurance and indemnity agreements as are necessary to comply with applicable regulations of the Nuclear Regulatory Commission (including such indemnity agreements as are required by the Price Anderson Act), or any other regulatory agency having jurisdiction, with the Parties being named therein as their interests appear.

(c)                                  The aggregate cost of all such insurance and indemnity agreements, including any retrospective assessment or premiums under the Agent’s insurance policy with Nuclear Electric Insurance Limited and any payments under the indemnity agreements, shall be included in Operating Costs. All credit premiums shall be deducted from Operating Costs in the appropriate accounting period.

(d)                                 The Agent, if requested, shall promptly provide copies of all insurance policies and make available all notices with respect thereto to the Parties for insurance carried by the Agent pursuant to this Section 4.6. Any Party may also maintain additional or other insurance, at its own cost and expense, which it deems necessary or advisable to protect its interest in or with respect to Plant Vogtle, provided that such additional or other insurance does not reduce or diminish in any way the coverage of the insurance procured and maintained by the Agent pursuant to this Section 4.6; provided, however, that to the extent more than one Party desires to purchase accidental outage insurance, the Parties purchasing accidental outage insurance shall each maintain a policy limit for such coverage equal to a fraction of the overall limit of coverage available to the owners of Plant Vogtle, the numerator of which is their respective aggregate ownership interests in Plant Vogtle, and the denominator of which is the aggregate ownership interests of all Parties who desire from time to time to purchase such accidental outage coverage.

(e)                                  During the operation of Plant Vogtle, the Agent shall require that all contracts with third parties related to Plant Vogtle provide the same protection for the Parties as for the Agent. This protection shall include but not be limited to obligations of such third parties to indemnify all the Parties. In addition, all Parties shall be named as additional insureds under the insurance policies covering the activities of any contractor, subcontractor, engineer, equipment supplier or manufacturer associated with Plant Vogtle in the same manner and with the same requirements as the Agent.

ARTICLE V

BILLING, PAYMENT AND ACCOUNTING

Section 5.1                                   Sharing of Costs – General.

(a)                                  Except as otherwise provided in this Agreement, the Parties shall be responsible for the Operating Costs of each Vogtle Unit in proportion to their respective Ownership Interests in such Vogtle Unit. The Parties shall be responsible for the payment of Fuel Costs in accordance with the provisions of Section 4.3 of this Agreement, Section 5(f) of the Existing Units Ownership Agreement and Section 7.6 of the Additional Units Ownership Agreement.

(b)                                 It is the absolute intent of the Parties to share all items of cost, obligation and liability incurred in connection with each Vogtle Unit (other than financing of each Party’s respective Ownership Interest in such Vogtle Unit), and not otherwise expressly provided for, in proportion to their respective Ownership Interests in such Vogtle Unit or as otherwise provided in Section 5.4 below.

Section 5.2                                   Payment and Settlement of Costs.

(a)                                  The Agent shall be responsible for making payment to third parties of all Operating Costs to the extent that funds are available therefor in the applicable Operating Accounts.

(b)                                 The Agent will, on or before the fifteenth (15th) day of each month, commencing the month immediately preceding the first month in which Operating Costs are anticipated by the Agent to be incurred for each Vogtle Unit, notify the Parties of the applicable

Operating Costs anticipated to be due and payable with respect to such Vogtle Unit during the succeeding calendar month, plus or minus any adjustments of Operating Costs incurred in prior months but not previously charged or credited to the Parties under the provisions of this Section 5.2, with separate computations as to each Vogtle Unit. Each Party owning an Ownership Interest in such Vogtle Unit shall make payment into the applicable Operating Account in immediately available funds during such succeeding month, in accordance with the schedule determined and delivered to them by the Agent, of their respective shares of such Operating Costs as provided in this Section 5.2, plus any additional share resulting from an increased entitlement of energy pursuant to Section 4.2 hereof. Each such notification made by the Agent of anticipated Operating Costs and adjustments shall be accompanied and adjusted by an accounting of the Operating Costs incurred and credits, if any, accrued for preceding months. The Parties other than the Agent shall have until the one hundred eightieth (180th) day after the receipt of such accounting from the Agent for any charge or credit to question or contest the correctness of such charge or credit, at which time the correctness of such charge or credit shall be conclusively presumed; provided, that such period of time shall be interpreted pursuant to the agreement of the Parties referenced by Section 9.15(i) of the Nuclear Managing Board Agreement. The Agent will from time to time provide the other Parties with such information as is reasonably required for them to account for such payments on their books. No payment made pursuant to this Section 5.2 shall constitute a waiver of any right of such other Parties to question or contest the correctness of any charge or credit to them by the Agent in respect of Operating Costs.

(c)                                  The Agent will make available to the Parties other than the Agent all financial and technical records regarding plant operations and Operating Costs sufficient to allow such other Parties to determine that such costs attributed to each Vogtle Unit by the Agent hereunder are correctly allocated to such Vogtle Unit.

Section 5.3                                   Operating Account.

(a)                                  Prior to the time the first Operation and Maintenance Budget for each Vogtle Unit is provided by the Agent pursuant to Section 4.3 of the Nuclear Managing Board Agreement, the Agent shall establish or maintain a separate account or accounts for such Vogtle Unit (each an “Operating Account” and collectively the “Operating Accounts”). The amounts held in the Operating Accounts, which in the discretion of the Agent may be interest bearing or non-interest bearing, may be physically maintained by the Agent in one or more bank accounts in a bank or banks the deposits in which are insured, subject to applicable limits, by the Federal Deposit Insurance Corporation and which meets or meet all applicable requirements imposed upon depositaries of the Agent. All moneys paid by the Parties for Operating Costs for each Vogtle Unit shall be deposited by the Parties in the applicable Operating Account and the Agent shall withdraw and apply funds therefrom only as necessary to pay such Operating Costs. In the event that during any month the balance in the applicable Operating Account is insufficient to pay the applicable Operating Costs required to be paid that month (other than as the result of the non-payment by a Party of amounts due pursuant to Section 5.2 hereof), the Agent shall promptly so notify the other Parties, by telephone and promptly confirm in writing, stating the amount required to be paid by each. Each of the Parties shall pay its respective share of such deficit into the applicable Operating Account in immediately available funds not later than on the fifth (5th) banking day after receipt of such notice from the Agent. GPC shall have no responsibility or liability to make up any such deficit out of its own funds in excess of its proportionate share of such deficit.

(b)                                 Each Party shall continue to own and maintain its Ownership Interest in each applicable Operating Account; provided, however, that the Agent shall have the sole right and authority to make withdrawals from the Operating Accounts; and provided further, that a Party shall not own any Ownership Interest in any amount in any applicable Operating Account in respect of interest paid into such Operating Account by or on behalf of such Party pursuant to the provisions of Section 5.4 hereof, which amount shall be owned in common, and credited against payments required to be made into such Operating Account, by the other Parties not then in default in the performance of their obligations under this Agreement in the proportion which their Ownership Interests in the applicable Vogtle Unit bear to each other.

(c)                                  Upon decommissioning of a Vogtle Unit, and settlement of all the obligations relating to Operating Costs of such Vogtle Unit, the Agent shall close the applicable Operating Account and distribute to each Party its Ownership Interest of any balance remaining in said Operating Account, except that if a Party shall then be in default, an amount equal to the liability of such defaulting Party on account of such default (or if such amount exceeds such Party’s share of the balance in such Operating Account, its entire share of such balance) shall first be distributed to the non-defaulting Parties in the proportion which their Ownership Interests in such Vogtle Unit bear to each other.

Section 5.4                                   Non-Payment.

(a)                                  Payments due from a Party hereunder not made when due shall bear interest, compounded monthly until paid, at a rate per annum equal to the Prime Rate (as in effect from time to time) plus five percentage points (5%).

(b)                                 If the failure to pay is in relation to the Existing Units, the non-paying Party shall have no right to any output of capacity and energy of the Existing Units, or to exercise any right of a Party with respect to the Existing Units, until all amounts due hereunder from that Party with respect to the Existing Units have been paid, together with interest at the rate specified in clause (a) hereof, into the applicable Operating Account. If the failure to pay is in relation to either of the Additional Units, the non-paying Party shall have no right to the capacity and energy of either Additional Unit, or to exercise any other right of a Party with respect to the Additional Units until all amounts due hereunder from that Party with respect to the Additional Units have been paid, together with interest at the rate provided in clause (a) hereof, into the applicable Operating Account(s). Notwithstanding any of the provisions of this Section 5.4, if the Agent is the non-paying Party, the Agent shall continue to manage, control, operate and maintain Plant Vogtle in accordance with the provisions of this Agreement.

(c)                                  Any output of capacity and energy from the Existing Units and/or Additional Units, as applicable, of a non-paying Party (whether with respect to the failure of payment with respect to either of the Existing Units and/or either of the Additional Units) may be sold by the Agent, including a sale to another Party, until all amounts due from such non-paying Party, together with interest at the rate provided in clause (a) hereof, have been paid. Any such sale of such output of capacity and energy of the Existing Units and/or Additional Units shall not relieve the non-paying Party from any liability (including consequential damages) on account of such non-payment, except that the net proceeds of such sale shall be applied in reduction of the liability of such non-paying Party arising from such non-payment (including interest as provided in clause (a) hereof). Any such net proceeds in excess of the amount of such liability of the non-paying Party shall be applied as a credit against such non-paying Party’s share of future applicable Operating Costs.

(d)                                 In addition to the contractual rights set forth in this Section 5.4, the Participating Parties also establish their entitlement to the output of capacity and energy of the Additional Units as expressed in Sections 5.4(b) and 5.4(c) of this Agreement as covenants running with the land, which shall be binding not only on the Participating Parties but also on the successors in title of the Participating Parties and on any other person acquiring or attempting to perfect or enforce any interest in or other right with respect of the Ownership Interest of any Participating Party who takes with notice of this Agreement or of the co-ownership of the Additional Units by the Participating Parties.

(e)                                  In the event OPC fails to make any payment when due under this Agreement, the Agent will give prompt written notice of such default to the Rural Utilities Service in substantially the form of the notice attached hereto as Exhibit I, provided that inadvertent failure to provide such notice shall not be deemed a breach by the Agent of its obligations hereunder.

(f)                                    In the event the Agent undertakes to sell any of the output of capacity and energy of a non-paying Party pursuant to Section 5.4(c), the Agent will use reasonable efforts to make any such sale on commercially reasonable terms, taking into account the facts and circumstances existing at the time of such sale. The maximum term of any such sale shall be a period of time reasonably determined by the Agent after consultation with the non-paying Party; provided that, for the first one hundred and twenty (120) days after the Agent undertakes to make such sales, the maximum term for any such sale shall be one (1) month.

Section 5.5                                   Billing Disputes.

(a)                                  Unless otherwise mutually agreed to by the disputing Party and the Agent, any dispute, controversy or claim arising out of, under, or relating to this Article 5 (a “Billing

Dispute”), shall be negotiated in good faith in accordance with the provisions of this Section 5.5. The disputing Party shall first submit the Billing Dispute to the Accounting Services Committee. If, after thirty (30) days (or any time earlier if the disputing Party or the Agent wishes to have the Nuclear Managing Board consider the issue) such discussions are unsuccessful, then the Billing Dispute will be submitted to the Nuclear Managing Board for resolution through discussions among the members of the Nuclear Managing Board. If after thirty (30) days (or any time earlier if the disputing Party or the Agent wishes to have the Nuclear Managing Board consider the issue) such discussions are unsuccessful, then the chief executive officers (the “CEOs”) of the Parties and the Agent shall consider the issue.

(i)                                     The process of “good-faith negotiations” requires that the disputing Party and the Agent set out in writing to the other its reason(s) for adopting a specific conclusion or for selecting a particular course of action, together with the subordinate facts supporting such conclusion or course of action.

(ii)                                  The good faith negotiation process shall also include at least two meetings of the CEOs. Unless otherwise mutually agreed, the first meeting shall take place within ten (10) calendar days after the Nuclear Managing Board has failed to resolve the Billing Dispute. Unless otherwise mutually agreed, the second meeting shall take place no more than ten (10) calendar days later. In the event the CEO for the Agent refuses to attend a negotiation meeting of the CEOs, then the disputing Party may proceed immediately to litigation concerning the Billing Dispute.

(iii)                               In the event the disputing Party and the Agent remain unsuccessful in resolving a Billing Dispute for a period of eighty (80) days after the initiation of the good faith negotiation process, then either Party may proceed immediately to litigation concerning the Billing Dispute.

(b)                                 Each Party and the Agent hereby agree that all statements made in the course of dispute resolution, as contemplated in Section 5.5(a), shall be confidential and shall not be disclosed to or shared with any third parties (other than counsel and any other person whose presence is necessary to facilitate the dispute resolution process). Each Party and the Agent agree and acknowledge that no statements made in or evidence specifically prepared for dispute resolution under Section 5.5 shall be admissible for any purpose in any subsequent litigation.

Section 5.6                                   Right of Lenders to Make Payments. The Agent and the Parties acknowledge that one or more of the Parties anticipate financing (or have financed) their respective Ownership Interests by borrowing money from one or more third party lenders. The Agent and the Parties agree that any such lender shall be entitled (but will not be obligated) to make payments (including any interest owed as provided in Section 5.4(a)) directly to the Agent with respect to amounts owed by its borrower under this Agreement, and any such payments shall be credited by the Agent to the account of the Party on whose behalf the payment was made and shall be treated as a payment made directly by such Party.

ARTICLE VI

CERTAIN ADDITIONAL AGREEMENTS AMONG THE PARTIES

The Parties hereby covenant and agree as follows:

Section 6.1                                   No Adverse Distinction. Notwithstanding any other provision of this Agreement, in discharging their respective responsibilities pursuant to this Agreement, neither the Agent, as agent or as a Party, nor any of the other Parties shall make any adverse distinction between any Vogtle Unit (or combination thereof) and any other generating unit (including a

Vogtle Unit) in which it has an interest because of its co-ownership of such Vogtle Unit with the other Parties.

Section 6.2                                   Cooperation. The Parties will cooperate with the Agent in all activities in connection with Plant Vogtle, including, without limitation, the execution and filing of applications for authorizations, permits and licenses and the execution of such other documents as may be reasonably necessary to confirm authority of the Agent to act as agent for the Parties in connection with their respective Ownership Interests in Plant Vogtle and the assumption by the Parties of their respective undivided ownership interests of the obligations to be assumed hereunder; provided that, except at the written consent of the Agent, none of the other Parties shall incur any obligation in connection with Plant Vogtle which would or could obligate the Agent to any third party.

Section 6.3                                   Liability.

(a)                                  (i)                                     Notwithstanding any provision of law or any other provision of this Agreement, in the event the Agent fails at any time to perform its duties, responsibilities, obligations, or functions hereunder as agent with respect to the Existing Units, except only (A) its obligation to provide information to a Party or Parties (the remedy for which is provided in Section 9.15(b)(iii)), (B) its undertaking in Section 6.1 hereof or (C) in the event the Agent takes any action or fails to take any action by which it intends to put any other Party at a disadvantage in relation to the Agent, the sole and exclusive remedy, legal or equitable, of the other Parties shall be the right, subject to approval of the NRC, to remove the Agent as an agent with respect to the Existing Units hereunder upon written notice to the Agent executed by all the other Parties, provided that if a corporate affiliate of the Agent is a Party, its execution of such notice shall not be unreasonably withheld. Following receipt of such notice the Agent shall continue as agent with respect to the Existing Units for the other Parties until its successor has been appointed, subject to approval of the NRC, by the action of Parties owning not less than an aggregate of 85% Ownership Interest in the Existing Units, provided that the concurrence in such appointment by GPC as a Party or by any corporate affiliate of GPC which may be a Party shall not be unreasonably withheld. All actions undertaken by GPC as agent for the Existing Units prior to the effective appointment of a successor agent shall be deemed ratified and affirmed by the other Parties. The removal of GPC as Agent with respect to the Existing Units shall not affect GPC’s rights, duties, responsibilities, obligations, or functions hereunder as agent with respect to the Additional Units.

(ii)                                  Notwithstanding any provision of law or any other provision of this Agreement, in the event the Agent fails at any time to perform its duties, responsibilities, obligations, or functions hereunder as agent with respect to the Additional Units, except only (A) its obligation to provide information to a Party or Parties (the remedy for which is provided in Section 9.15(b)(iii)), (B) its undertaking in Section 6.1 hereof or (C) in the event the Agent takes any action or fails to take any action by which it intends to put any other Party at a disadvantage in relation to the Agent, the sole and exclusive remedy, legal or equitable, of the other Participating Parties shall be the right, subject to approval of the NRC, to remove the Agent as an agent with respect to the Additional Units hereunder upon written notice to the Agent executed by all the other Parties, provided that if a corporate affiliate of the Agent is a Participating Party, its execution of such notice shall not be unreasonably withheld. Following receipt of such notice the Agent shall continue as agent with respect to the Additional Units for the other Participating Parties until its successor has been appointed, subject to approval of the NRC, by the action of Parties owning not less than an aggregate of 90% Weighted Ownership Interest in the Additional

Units, provided that the concurrence in such appointment by GPC as a Party or by any corporate affiliate of GPC which may be a Party shall not be unreasonably withheld. All actions undertaken by GPC as agent with respect to the Additional Units prior to the effective appointment of a successor agent shall be deemed ratified and affirmed by the other Parties. The removal of GPC as Agent with respect to the Additional Units shall not affect GPC’s rights, duties, responsibilities, obligations, or functions hereunder as agent with respect to the Existing Units.

(b)                                 In the event the Agent fails to comply at any time with the provisions of Section 6.1 hereof or in the event the Agent takes any action or fails to take any action by which it intends to put any other Party at a disadvantage in relation to the Agent, the other Parties may (x) remove the Agent as agent as provided pursuant to the provisions of Section 6.3(a) hereof or (y) pursue remedies, if any, available to them at law or equity or (z) both (x) and (y).

(c)                                  In the event GPC is removed or resigns as Agent with respect to the Additional Units pursuant to Section 5.3(c) of the Additional Units Ownership Agreement, GPC simultaneously shall be deemed to have been removed or to have resigned as Agent with respect to the Additional Units under this Agreement.

Section 6.4                                   Certain Liabilities Included in Operating Costs. Any liability of the Agent or any Party to any third party which results from any action or failure to act on the part of the Agent relating to, resulting from, arising out of or attributable to any of the management, control, operation or maintenance of any applicable Vogtle Unit(s), and any legal fees, defense costs and costs of investigation relating to any such liability or alleged liability, shall be included in the Operating Costs and apportioned among the Parties pursuant to Sections 5.1, 5.2 and 5.4 hereof; provided, however, that the foregoing shall not apply to (i) any liability or alleged liability of the Agent or of any Party based upon any failure or alleged failure of responsibility to shareholders, customers, members, participants, trustees, bondholders or other lenders of the Agent, any Party or any of their Affiliates or (ii) any liability resulting from any failure to comply with the provisions of Section 6.1 or in the event the Agent takes any action or fails to take any action by which it intends to put a Party at a disadvantage in relation to the Agent or any legal fees, defense costs or costs of investigation relating to any unsuccessful defense against any such liability.

ARTICLE VII

ACCESS TO PLANT VOGTLE

Section 7.1                                   Plant Access Requirements. The Agent has all requisite authority to implement such site access control and security requirements as the NRC may impose, including but not limited to the ability to exclude, or remove, persons, equipment, vehicles and materials from Plant Vogtle. Personnel who enter the Owner Controlled Area of Plant Vogtle must comply with background check, fingerprinting and fitness-for-duty policies and procedures as implemented by the Agent, including for unescorted access to the protected area of the Plant, screening in accordance with the requirements of Title 10 Code of Federal Regulations Part 73 and Plant Vogtle’s Fitness-for-Duty program in accordance with Title 10 Code of Federal Regulations Part 26, as such Parts may be amended or superseded. Except as expressly required by applicable law or regulation, the Agent’s implementation of the requirements described in this Section 7.1 shall not impair the access and information rights of the Parties provided under this Agreement, either of the Ownership Agreements or the Nuclear Managing Board Agreement.

Section 7.2                                   Safety Conscious Work Environment.

(a)                                  As a condition for access to Plant Vogtle or for engaging in activities within the jurisdiction of the NRC, each employee of a Party shall, at all times, comply with Section 211 of the federal Energy Reorganization Act of 1974 (“ERA”) which prohibits discrimination against an employee for engaging in certain “protected activities” and the Nuclear Regulatory Commission’s implementing regulation 10 C.F.R. § 50.7. A Party shall immediately notify the Agent’s representative, in writing (as specified in Section 9.5), of any allegation of unlawful discrimination in employment filed by an employee of the Party with a federal, state or county court or governmental authority in connection with activities at Plant Vogtle. Such allegations would include any complaint under Section 211 of the ERA filed with the Department of Labor or any federal agency. No Party as a condition of employment, by agreement affecting employment, or otherwise shall prohibit, restrict, or discourage an employee, or former employee, from providing the NRC, either directly or indirectly, with information related to, or alleged to relate to, potential violations of NRC requirements or to unsafe conditions at Plant Vogtle.

(b)                                 Each Party shall comply with the reasonable requests of the Agent to assure that its employees are continuously aware of conditions potentially adverse to safety or public health, and its employees having access to Plant Vogtle or activities regulated by the NRC feel free to raise safety concerns to Plant Vogtle management, into Plant Vogtle’s problem identification and resolution program, to Plant Vogtle’s worker concerns program or to governmental authorities, and to assure a work environment that encourages employees to openly communicate and report deficiencies or conditions adverse to safety.

ARTICLE VIII

ASSIGNMENT AND TERMINATION

Section 8.1                                   Limitation on Assignability. If, pursuant to either of the Ownership Agreements, any of the Parties makes a sale, transfer or assignment of all or any portion of its

Ownership Interest in any of Plant Vogtle (other than solely as security for indebtedness or other obligations as permitted by the applicable Ownership Agreement), such Party shall also assign this Agreement pro tanto, and shall cause the transferee to assume to the same extent the rights and obligations of such Party hereunder. No assignment of this Agreement shall be made except in connection with a sale, transfer or assignment of the assignor’s Ownership Interest in any of Plant Vogtle pursuant to either of the Ownership Agreements.

Section 8.2                                   Term. This Agreement shall become effective upon the Effective Date and shall remain in effect until the later of (a) the expiration of the last effective operating license or possession-only license for any of the Vogtle Units issued by any governmental agency having jurisdiction over such Vogtle Units or (b) the completion of Decommissioning for the last of the Vogtle Units to be Decommissioned. Upon termination of this Agreement, the Agent shall retain such powers hereunder as shall be necessary in connection with the disposition of the property included in Plant Vogtle at the time of such termination, and the respective rights and obligations of the Parties hereunder shall continue with respect to any action taken hereunder in connection with such disposition, and for all necessary expenses incurred in connection with such disposition.

ARTICLE IX

GENERAL

Section 9.1                                   Governing Law. The validity, interpretation, and performance of this Agreement and each of its provisions shall be governed by the law of the State of Georgia.

Section 9.2                                   No Delay. No disagreement or dispute of any kind between or among any of the Parties concerning any matter, including the amount of any payment due from the Parties or the correctness of any charge made to the Parties, shall permit any of the Parties to delay or withhold any payment pursuant to this Agreement.

Section 9.3                                   Regulatory Agencies. This Agreement is subject to the approval and lawful regulations of any regulatory authority having jurisdiction over this Agreement or any Party.

Section 9.4                                   Rural Utilities Service Approval. This Agreement shall have no force and effect until approved by the Administrator of the Rural Utilities Service.

Section 9.5                                   Notice. Except as otherwise provided in Section 5.3 hereof, any notice, request, consent or other communication permitted or required by this Agreement shall (a) be made in writing signed by the party making it; (b) specify the Section to which it relates; (c) be delivered (i) in person, (ii) by a nationally recognized next business day delivery service electing, and being timely delivered to such service for, next business day delivery, or (iii) by fax and with a confirming copy sent by a nationally recognized next business day delivery service electing, and being timely delivered to such service for, next business day delivery; (d) unless given in person, be given to the address specified below; and (e) be deemed given or received (i) if delivered in person, on the date of personal delivery, (ii) if sent by a nationally recognized next business day delivery service electing, and being timely delivered to such service for, next business day delivery, on the first business day after so sent, or (iii) if sent by fax with a copy sent by a nationally recognized business day delivery service electing, and being timely delivered to such service for, next business day delivery, on the first business day after so sent. The party giving the notice or other communication will pay all delivery costs. The addresses and the requirements for copies are as follows:

Georgia Power Company

241 Ralph McGill Boulevard

Atlanta, Georgia 30308

Facsimile No.: 404-506-7985

Attention:  President

If to OPC:

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, Georgia 30084-5336

Facsimile No.: 770-270-7872

Attention: President and CEO

If to MEAG:

Municipal Electric Authority of Georgia
1470 Riveredge Pkwy, NW

Atlanta, Georgia 30328-4686

Facsimile No.: 770-661-2812

Attention:  President and CEO

If to Dalton:

The City of Dalton, Georgia

1200 V.D. Parrott, Jr. Parkway

Dalton, Georgia 30721

Facsimile No.: 706-278-7230

Attention:  CEO

unless a different officer or address shall have been designated by the respective Party by notice in writing.

Section 9.6                                   No Partnership. Notwithstanding any provisions of this Agreement the Parties do not intend to create hereby any joint venture, partnership, association taxable as a corporation, or other entity for the conduct of any business for profit, and contemplate seeking a ruling of the Internal Revenue Service that this Agreement has no such effect. The Parties agree timely to take all voluntary action as may be necessary to be excluded from treatment as a partnership under the Internal Revenue Code of 1986, as amended, and, if it should appear that one or more changes to this Agreement would be required in order to obtain the ruling referred to above, the Parties agree to negotiate promptly in good faith with respect to such changes.

Section 9.7                                   Amendments. This Agreement may be amended by and only by a written instrument duly executed by each of the Parties hereto.

Section 9.8                                   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and upon their assigns pursuant to the provisions of Section 8.1 hereof. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies hereunder.

Section 9.9                                   Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.10                            Time is of the Essence. Time is of the essence of this Agreement.

Section 9.11                            Further Assurances. From time to time during the term of this Agreement the Parties will execute such instruments of conveyance and other documents, upon the request of the others, as may be necessary or appropriate, to carry out the intent of this Agreement.

Section 9.12                            Computation of Ownership Interest. Notwithstanding any other provision of this Agreement whenever, pursuant to any provision of this Agreement, any action is required to be agreed to or taken by Parties hereunder with respect to the Existing Units or the Additional Units, as applicable, (i) only those Parties not in default in the payment of any amounts (together with interest, if appropriate) required under any provisions of this Agreement or the applicable Ownership Agreement at the time such action is to be agreed to or taken shall have the right to participate in such agreement or the taking of such action and (ii) the computation of the aggregate percentage Ownership Interest in the Existing Units or the Additional Units, as applicable, owned by Parties agreeing to or taking any such action shall be based solely upon the Ownership Interests in the Existing Units or the Additional Units, as applicable, owned by Parties not so in default.

Section 9.13                            Several Agreements. Notwithstanding anything to the contrary set forth herein, the agreements and obligations of the Parties set forth in this Agreement shall be the several, and not joint, agreements and obligations of the Parties.

Section 9.14                            Confidentiality.

(a)                                  The Parties recognize that there are, or may be in the future, certain contracts, records, drawings, data or other documents or information relating to the management, control, operation and maintenance of the Vogtle Units, which is labeled by the Party providing such information as proprietary, confidential or privileged (the “Confidential Information”), and, in some cases, is subject to a contractual obligation to another person which requires that such information not be disclosed without the express approval of such other person. Information provided orally shall be deemed “Confidential Information” if the disclosing Party states that such information is confidential at the time of such disclosure and, within ten (10) days thereafter, provides the receiving Party written confirmation of the confidential nature of the information so disclosed.

(b)                                 Each of the Parties agrees, notwithstanding any other provision of this Agreement, that it shall use any Confidential Information only in the exercise of its respective rights and obligations hereunder, and that any Confidential Information which is disclosed to it shall not be disclosed other than as permitted under this Section 9.14 to any other entity or to any person who is not an officer, director, employee or attorney, respectively, of the Party; provided, however, that the respective lessors, mortgagees and security deed holders, including prospective lessors, mortgagees or security deed holders, of any of the Parties and any credit rating agencies and other financing entities that need to know such information in connection with the financing of a Party’s Ownership Interest shall be entitled to examine (but not to copy) at the offices of the

Agent or the Party whose lessor, mortgagee or security deed holder or any such credit rating agency or financing entity desires to examine such information, any Confidential Information; and provided further, however, that the Parties may disclose any such information as required by any governmental or regulatory authority (including the Rural Utilities Service) having jurisdiction or as necessary to comply with legal requirements.

(c)                                  Each of the Parties agrees to take all reasonable steps to protect the proprietary, privileged or confidential nature of all Confidential Information furnished to it, including, without limitation: (i) limiting access to and disclosure of such Confidential Information only to: (A) its officers, directors, employees or attorneys who have a need for access to such Confidential Information reasonably related to the exercise of any rights of the Parties hereunder, (B) the respective lessors, mortgagees and security deed holders, including prospective lessors, mortgagees and security deed holders, and credit rating agencies and financing parties, of the Parties only as permitted by the provisions of Section 9.14(b), and (C) to those persons to which access is required by any governmental or regulatory authority or as necessary in order to comply with legal requirements; and (ii) ensuring that those persons receiving any such Confidential Information understand the proprietary, confidential or privileged nature of such Confidential Information.

(d)                                 In the event that a Party considers it necessary or desirable to disclose or provide copies or summaries of or access to any Confidential Information to any person not its employee, director, officer or attorney, and such disclosure is not otherwise permitted by this Section 9.14 and such disclosure is to a contractor, agent, representative or consultant of such Party which reasonably requires such Confidential Information to assist the Party in the exercise of its rights as a Party or to perform its responsibilities with regard to the management, control, operation or maintenance of Plant Vogtle, then the Party may provide such information to such person only when such person shall have signed an agreement obligating such person to: (i) safeguard the confidentiality of such Confidential Information; (ii) use such Confidential Information only for the purpose of executing its responsibilities regarding Plant Vogtle; and (iii) return or destroy all copies of any documents containing such Confidential Information upon the completion of its responsibilities. The Party shall advise the person or persons designated by the Party originally furnishing such Confidential Information, by telephone or otherwise, of the Confidential Information to be disclosed and shall provide such furnishing Party a copy of each such executed confidentiality agreement within ten (10) days of execution, together with a list of all documents provided by the Party containing Confidential Information which have been given to such person, which such Party shall update each time additional documents are provided to such person.

(e)                                  The obligations of the Parties pursuant to the provisions of this Section 9.14 shall survive the termination of this Agreement and continue to bind the Parties, in the case of Confidential Information which is not a trade secret, for a period of five years following the termination of this Agreement, and, in the case of trade secrets, for so long as they remain trade secrets.

(f)                                    The restrictions of this Section 9.14 shall be in addition to any restrictions imposed by law upon the Parties in the absence of contract.

Section 9.15                            Remedies.

(a)                                  Except as limited by Section 6.3(a) of this Agreement, a Party or Parties may take any action, in law or equity, to enforce this Agreement and to recover for any loss or damage (including consequential damages), including attorneys’ fees and collection costs, incurred by reason of any breach of this Agreement or any default under this Agreement.

(b)                                 Without limiting the generality of the foregoing:

(i)                                     the Agent or any non-defaulting Party shall have the right at any time, and from time to time to sue a non-paying Party to recover any amount paid by such Party or enforce payment of any and all amounts (together with interest and attorneys’ fees, if applicable) which a non-paying Party is obligated by this Agreement to pay but has not paid and/or to recover any increased costs incurred by the Agent or the non-defaulting Party as a consequence of the failure of another Party to make payments for which it is obligated under the term of this Agreement;

(ii)                                  any non-defaulting Party shall have the right at any time, and from time to time to set off against amounts owed other than under this Agreement by a non-defaulting Party to a Party in default any amounts due such non-defaulting Party from the defaulting Party under the terms of this Agreement;

(iii)                               Each Party acknowledges, understands and agrees that a breach of the requirements on the part of any Party, including the Agent, to provide information to another Party or Parties will result in irreparable damage and harm to the non-breaching Party and that the non-breaching Party will not have an adequate remedy at law in the event of any such breach. Each Party, therefore, agrees that in the event of a breach or threatened breach of any such requirements, the non-breaching Party may at its election and in any court of competent jurisdiction: (a) obtain specific performance by the breaching Party of such requirements to provide information; (b) obtain temporary, preliminary and permanent injunctive relief to prevent noncompliance with or breaches of such requirements to provide information; or

(c) pursue any one or more of the foregoing or any other remedy available to it. Each Party hereby waives any requirement that a non-breaching Party post any bond or other security in connection with the enforcement of such requirements to provide information. In the event that any action should be brought to enforce the provisions of such requirements to provide information, no Party will allege, and each Party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

(c)                                  A non-breaching Party will not, by seeking or obtaining any particular relief, be deemed to have precluded itself from obtaining any other relief to which it may be entitled, including enforcing any remedies or seeking any relief as provided under Section 5.4.

(d)                                 No delay or failure to exercise any right or remedy herein provided shall impair the right to exercise any such right or remedy or be construed to be a waiver of such right or remedy or of any default by a party, including enforcing any remedies or seeking any relief as provided under Section 5.4.

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement in Atlanta, Georgia, on the date first above written.

Signed, sealed and delivered in the presence of:	GEORGIA POWER COMPANY

/s/ Cofield Widner
Witness	By:	/s/ Michael D. Garrett
/s/ Kim N. Kimball	Name: Michael D. Garrett
Notary Public	Its: President and CEO
My Commission expires:
Notarial Seal
	Attest:	/s/ Daniel Lowery
Its: Secretary
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP
/s/ Michael W. Price	CORPORATION)
Witness
	By:	/s/ Thomas A. Smith
/s/ Thomas J. Brendiar	Name: Thomas A. Smith
Notary Public	Its: President and Chief Executive Officer
My Commission expires: January 27, 2009
Notarial Seal	Attest:	/s/ Patricia N. Nash
Its: Secretary
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA
/s/ Peter M. Degnan
Witness	By:	/s/ Robert P. Johnston
Name: Robert P. Johnston
/s/ Nancy Zindars	Its: President and Chief Executive Officer
Notary Public
My Commission expires:	Attest:	/s/ James E. Fuller
Notarial Seal	Its: Senior Vice Preseident and CFO (CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	CITY OF DALTON, GEORGIA
BY: BOARD OF WATER, LIGHT AND
/s/ Tom A. Bundros	SINKING FUND COMMISSIONERS d/b/a
Witness	DALTON UTILITIES

/s/ Pam Witherow	By:	/s/ Don Cope
Notary Public My Commission expires: July 14, 2007	Name: Don Cope Title: President and Chief Executive Officer
Notarial Seal	Attest:	/s/ Kelly Jones
Title: Vice President Human Resources (SEAL)

APPENDIX A

SCHEDULE OF DEFINITIONS

Unless otherwise expressly stated, when used in this Agreement, the following capitalized terms and phrases shall have the respective meanings, as and when used in this Agreement, stated in this Schedule of Definitions:

“Accounting Services Committee” has the meaning given such term in the Nuclear Managing Board Agreement.

“Additional Unit” and “Additional Units” have the respective meanings given such terms in the Additional Units Ownership Agreement.

“Additional Units Ownership Agreement” has the meaning given such term in the recitals to this Agreement.

“Affiliate” of any specified entity, means any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity. For purposes of this definition, “control” when used with respect to any entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means GPC or a successor agent for the Parties as provided for in this Agreement.

“Amended and Restated Operating Agreement” or this “Agreement” means this Plant Alvin W. Vogtle Nuclear Units Amended and Restated Operating Agreement.

“At Cost” means (i) the actual direct costs incurred for such service, equipment or materials, wherever feasible and (ii) where appropriate, a reasonable allocation of indirect costs,

such as overhead, relating to the purchase or provision of such services, equipment or materials, on a consistent basis with the allocations among GPC and its Affiliates.

“Commercial Operation” means midnight following the achievement of all of the following with respect to an Additional Unit: (i) successful completion of the requisite performance test provided for in the agreement between GPC and the vendor relating to such Additional Unit nuclear steam supply system; (ii) demonstration by the Agent that such Additional Unit is capable of producing energy and delivering same to the transmission system; and (iii) such Unit is declared available for dispatch.

“Confidential Information” has the meaning given such term in Section 9.14.

“Dalton” means the City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners, and its successors and assigns.

“Declaration of Covenants” has the meaning given such term in the Additional Units Ownership Agreement.

“Decommissioning” means the removal of a Vogtle Unit from service, the dismantlement, demolition and disposal of such Vogtle Unit, and the reduction of residual radioactivity at Plant Vogtle with respect to such Vogtle Unit, to a level that permits the release of the property at Plant Vogtle related to such Vogtle Unit to unrestricted use and termination of the licenses issued by the NRC or release of the property under conditions as may be required or approved by the NRC and termination of such licenses (as described in 10 CFR § 50.2).

“Definitive Agreements” means the Additional Units Ownership Agreement, the Amended and Restated Operating Agreement, the Nuclear Managing Board Agreement and the Declaration of Covenants.

“Development Agreement” means the Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units among GPC, OPC, MEAG and Dalton dated as of May 13, 2005, as amended.

“Effective Date” means April 21, 2006.

“Existing Owner” means an owner of the Existing Units (in its capacity as an owner of the Existing Units).

“Existing Units Ownership Agreement” consists of The Alvin W. Vogtle Nuclear Units Numbers One and Two Purchase and Ownership Participation Agreement among Georgia Power, Oglethorpe Power, MEAG, and Dalton, dated August 27, 1976, as amended January 18, 1977 and February 24, 1977, and a Purchase, Amendment, Assignment and Assumption agreement between Georgia Power and MEAG dated April 9, 1985 as amended.

“Existing Units” means Vogtle Unit No. 1 and Vogtle Unit No. 2, as defined in the Existing Units Ownership Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“Final Percentage Interest” has the meaning given such term in the Additional Units Ownership Agreement.

“Fuel Costs” means, with respect to a Vogtle Unit, as applicable, all costs incurred by the Parties during any year that are allocable to the acquisition, processing, design, fabrication, transportation, delivering, reprocessing, storage and disposal of nuclear materials required for such Vogtle Unit, including transfers to reserves established for such costs related to future years, less credits related to such costs applied as appropriate, and including that portion of administrative and general expenses incurred by the Agent which is properly and reasonably allocable to acquisition and management of nuclear fuel for such Vogtle Unit, and for which the Agent has not been otherwise reimbursed by the other Parties.

“Fuel Period” means the period between the commencement of a fueling shutdown period and the commencement of the next succeeding fueling shutdown period, with respect to any Vogtle Unit.

“GPC” or “Georgia Power” means Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia, and its successors and assigns.

“MEAG” means the Municipal Electric Authority of Georgia, a public corporation and an instrumentality of the State of Georgia, and its successors and assigns.

“NRC” means the United States Nuclear Regulatory Commission or any successor agency authorized to regulate and license utilization facilities pursuant to the Atomic Energy Act of 1954 as amended.

“Nuclear Managing Board” means the board established pursuant to Section 2.1 of the Nuclear Managing Board Agreement.

“Nuclear Managing Board Agreement” means the Second Amended and Restated Nuclear Managing Board Agreement, dated as of the Effective Date.

“OPC” means Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under laws of the State of Georgia, and its successors and assigns.

“Operating Account” and “Operating Accounts” have the respective meanings given such terms in Section 5.3.

“Operating Agreement” has the meaning given such term in the recitals to this Agreement.

“Operation and Maintenance Budget” means, with respect to each Vogtle Unit, the Operation and Maintenance Budget described in Section 4.3 of the Nuclear Managing Board Agreement.

“Operating Costs” means, with respect to each Vogtle Unit, all costs and expenses (other than Fuel Costs) incurred by the Agent which are properly and reasonably allocable to such Vogtle Unit, as applicable, and for which the Agent has not been otherwise reimbursed by the other Parties, and which costs and expenses are properly recordable in accordance with the Operating Expense Instructions (as defined in the Uniform System of Accounts) and in appropriate accounts as set forth in the Uniform System of Accounts.

“Ownership Agreements” means the Additional Units Ownership Agreement and the Existing Units Ownership Agreements.

“Ownership Interest” means, with respect to each Party, the undivided ownership interest of such Party as a tenant in common with the other Parties in the Existing Units and, if applicable, the Additional Units. The Ownership Interest of each Party in the Existing Units is equal to such Party’s Pro Rata Interest. The Ownership Interest of each Party, if any, in each Additional Unit is such Party’s Final Percentage Interest in such Additional Unit as determined pursuant to the Additional Units Ownership Agreement and the Development Agreement.

“Participating Party” has the meaning given such term in the Additional Units Ownership Agreement.

“Party” or “Parties” means GPC, OPC, MEAG and Dalton, and as the context requires with respect to a Vogtle Unit, those of GPC, OPC, MEAG and Dalton that have an Ownership Interest in such Vogtle Unit.

“Plant Vogtle” means the Alvin W. Vogtle Nuclear Plant, which consists of:

(a)                                  The land described in Exhibits Al and A2 attached to the Existing Units Ownership Agreement, together with all such additional land or rights therein as may have been or may hereafter be acquired for the purpose specified in clause (d) below, less and except therefrom all property, rights and interests therein which are no longer subject to the Existing Units Ownership Agreement;

(b)                                 The Existing Units and the Additional Units, including the nuclear power reactors, the turbine-generators, the buildings housing the same, the associated auxiliaries and equipment and the step-up substation, with respect to the Existing Units, all as more particularly described in the Application referred to in the recitals to the Existing Unit Ownership Agreement and, with respect to the Additional Units, as more particularly described in the ESP and/or COL applications submitted to the NRC for such Additional Unit;

(c)                                  Inventories of materials, supplies, fuel (including the initial nuclear fuel cores), tools and equipment for use in connection with Plant Vogtle;

(d)                                 Such additional land or rights therein as may be acquired, and such additional facilities and other tangible property as may be acquired, constructed, installed or replaced in connection with Plant Vogtle, provided that (i) the cost of such additional land or rights therein or of such additional facilities or other tangible property shall be properly recordable in accordance with the Uniform System of Accounts, (ii) such additional land or rights therein or such additional facilities or other tangible property shall have been acquired, constructed, installed or replaced for the common use of the Parties and/or Participating Parties under and subject to the provisions of either or both of the Ownership Agreements, and (iii) such additional land or rights therein or such additional facilities or other tangible property (1) shall be necessary in order to construct or complete Plant Vogtle, or to keep Plant Vogtle in good operating condition or to satisfy the requirements of any governmental agency having jurisdiction over Plant Vogtle, or (2) (A) if such additional interest in land or other property relates solely to the Existing Units, it shall be agreed to by the Parties owning at least an aggregate 85% Ownership Interest in the Existing Units, (B) if such additional interest in land or other property relates solely to the Additional Units, it shall be approved by the Participating Parties owning at least an aggregate 90% Weighted Ownership Interest in the Additional Units, (C) if such additional interest in land or other property relates solely to one of the Additional Units, it shall be approved by the Participating Parties owning at least an aggregate 90% Ownership Interest in such Additional Unit, and (D) if such additional interest in land or other property relates to the Existing Units and the Additional Units, it shall be approved by the Parties owning at least an aggregate 87.5% Weighted Ownership Interest in Plant Vogtle; and

(e)                                  Subject to the provisions of Sections 4(b)(i) and 4(b)(ii) of the Existing Units Ownership Agreement and Section 5.2 of the Additional Units Ownership Agreement, existing intangible property rights and such additional intangible property rights as may be hereafter acquired associated with the planning, licensing, design, construction, acquisition, completion, startup, commissioning, renewal, addition, replacement, modification and Decommissioning of Plant Vogtle.

“Prime Rate” means the prime rate as published in the Money Rates table of the Wall Street Journal.

“Pro Rata Interest” means, with respect to each Party, the individual ownership (which ownership percentages may be changed from time to time pursuant to the Existing Units Ownership Agreement) of such Party in the Existing Units as a tenant in common with the other Parties, which as of the date hereof are as follows:

Party	Existing Units
GPC	45.7%
OPC	30.0%
MEAG	22.7%
Dalton	1.6%

“Prudent Utility Practice” means at a particular time any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior to such time, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition; “Prudent Utility Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers’ warranties and the requirements of governmental agencies of competent jurisdiction.

“Uniform System of Accounts” means the FERC Uniform System of Accounts prescribed for Public Utilities and Licensees (Class A and Class B) as the same now exist or may be hereafter amended by the FERC or by any governmental agency succeeding to the powers and functions thereof.

“Vogtle Unit” means, as the context requires, (a) either or both of the Existing Units; and/or (b) each of the Additional Units, provided, that if the Ownership Interests of the Parties in the Additional Units are identical, then “Vogtle Unit” shall also mean, with respect to the Additional Units, the Additional Units collectively.

“Vogtle Units” means the Existing Units and the Additional Units.

“Weighted Ownership Interest in Additional Units” means:

WOIAU = ((FAUMW * FAUOI) + (SAUMW * SAUOI))/(FAUMW + SAUMW)

Where:

WOIAU =	A Party’s weighted ownership interest in the Additional Units
FAUMW =	The MW nameplate rating of the first Additional Unit
FAUOI =	A Party’s Ownership Interest in the first Additional Unit
SAUMW =	The MW nameplate rating of the second Additional Unit
SAUOI =	A Party’s Ownership Interest in the second Additional Unit

“Weighted Ownership Interest in Plant Vogtle” means:

WOIPV = ((EUMW * EUOI) + (FAUMW * FAUOI) + (SAUMW * SAUOI))/(FAUMW + SAUMW + EUMW)

Where:

WOIPV =	A Party’s weighted Ownership Interest in Plant Vogtle
EUMW =	The MW nameplate rating of the Existing Units
EUOI =	A Party’s ownership interest in the Existing Units
FAUMW =	The MW nameplate rating of the first Additional Unit
FAUOI =	A Party’s Ownership Interest in the first Additional Unit
SAUMW =	The MW nameplate rating of the second Additional Unit
SAUOI =	A Party’s Ownership Interest in the second Additional Unit

EXHIBIT I

FORM OF NOTICE OF OPC DEFAULT

[Date]

Rural Utilities Service

Attn: Administrator

Re:                             Notice of Payment Default by Oglethorpe Power Corporation

Ladies and Gentlemen:

This notice is delivered pursuant to Section 5.4(e) of the Plant Alvin W. Vogtle Nuclear Units Amended and Restated Operating Agreement among Georgia Power Company, Oglethorpe Power Corporation (An Electric Membership Corporation) (“Oglethorpe”), the Municipal Electric Authority of Georgia, and the City of Dalton, Georgia, dated as of April 21, 2006 (the “Agreement”). Capitalized terms used and not defined in this notice are used with the meanings given such terms in the Agreement.

This notice informs you that Oglethorpe has failed to make one or more payments due under the Agreement with respect to the [Existing Units/Additional Units] (herein, the “Units”) and is accordingly in default of its obligations under the Agreement with respect to the Units. Please be advised that until this payment default has been cured, the following remedial provisions, among others, will be in effect:

(a)                                  Oglethorpe will not be permitted to receive any output of capacity and energy from either of the Units, or to exercise any other rights of a Participating Party with respect to either Unit; and

(b)                                 The Agent will be entitled to sell all or a portion of Oglethorpe’s output of capacity and energy from the Units, and the net proceeds of such sale shall be used by the Agent to pay Oglethorpe’s share of unpaid and future Operating Costs.

These remedial provisions are set forth in Section 5.4 of the Agreement. At RUS’s option, RUS may cure this payment default by making payments directly to the Agent. Please contact [name] at [phone number] if you desire to make a payment on Oglethorpe’s behalf.

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Sincerely,

GEORGIA POWER COMPANY,
as Agent under the Agreement

By:
Name:
Title:

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